Exhibit 99.1

Iteris Reports Record Fiscal 2023 Second Quarter Total Revenue of $39.3 Million and Record Total Ending Backlog of $111.8 Million

Raises the low-end of fiscal 2023 revenue guidance to a range of $150 million to $155 million, representing 14% year over year growth at the mid-point of the guidance range
AUSTIN, Texas – November 8, 2022 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal second quarter 2023 ended September 30, 2022.

Fiscal 2023 Second Quarter Financial Summary

•Total revenue increased 18% year over year to a record $39.3 million
◦Service revenue increased 19% year over year to $18.5 million with continued strong adoption of Iteris’ ClearMobility® Platform
◦Product revenue increased 17% year over year to $20.8 million despite $0.9 million in shipments slipping out of the quarter due to global supply chain constraints
•GAAP net loss from continuing operations was $7.4 million, or $(0.17) per share, largely due to the company working through the majority of unusually high-cost inventory items associated with recent global supply chain constraints, compared to net loss from continuing operations of $2.1 million, or $(0.05) per share, in the same quarter a year ago
•Adjusted EBITDA loss in the second quarter was approximately $5.2 million, or (13.1)% of total revenues, largely due to global supply chain constraints, compared to $2.3 million, or 6.9% of total revenues, in the same quarter a year ago
•Total net bookings increased 15% year over year to $42.2 million
•Total ending backlog increased 34% year over year to a record $111.8 million

Management Commentary:

“We are pleased fiscal 2023 second quarter revenue rose 18% year over year to a record total $39.3 million,” said Joe Bergera, president and CEO of Iteris. “To meet customer commitments, we shipped an historic number of Vantage sensors despite global supply chain constraints requiring the use of expensive secondary market components. While this drove extraordinary costs of goods sold for the quarter, we were able to bleed high-cost inventory items through our income statement and reoptimize our inventory for alternative circuit boards we are bringing online at normalized component costs. As a result, our second quarter actions positioned Iteris for a critical inflection point in the second half of fiscal 2023.

“Indeed, we anticipate sustained above market revenue growth through the second half of fiscal 2023, because the availability of our redesigned circuit boards will enable us to accelerate the conversion rate of our record total ending backlog. Likewise, we expect gross profit margins for our Vantage sensor products to improve progressively throughout the quarter, returning to normal rates by the fiscal year end, due to favorable costs of goods sold for these new circuit board designs. Based on these combined factors, we forecast year over year revenue growth of approximately 20% and sequential improvements in profitability through the second half, enabling us to exit the fiscal year at approximately 10% adjusted EBITDA margins.”

Fiscal 2023 Second Half and Full Year Outlook

•Second half revenue growth is expected to be approximately 20% year over year due to the benefits of Iteris’ supply chain mitigation program and high levels of demand for its products and services
•Second half adjusted EBITDA is expected to be in the range of $3.5 million to $4.0 million, or 4.5% to 5.0% of revenue, due to the compounding financial benefits of the global supply chain mitigation program, enabling the Company to exit the fiscal year at approximately 10% adjusted EBITDA margins
•Second half net cashflow is expected to be in the range of $4.0 million to $6.0 million
•Full year fiscal 2023 revenue is expected to be in the range of $150 million to $155 million, representing growth of 14% year over year at the mid-point of the guidance range
•Full year adjusted EBITDA is expected to be in the range of -1.0% to -3.0% of full year fiscal 2023 revenue, reflecting global supply chain constraints realized in the fiscal 2023 first half as mentioned above

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal second quarter results.

Date: Tuesday, November 8, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: +1-888-506-0062
International dial-in number: +1 973-528-0011
Conference ID: 375118

If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time and ask to join the Iteris earnings call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay dial +1-877-481-4010 (US and Canada Toll Free), +1 919-882-2331 (International) and enter replay passcode 46774.

About Iteris, Inc.

Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility Platform, our cloud-enabled end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Non-GAAP Fiscal 2023 Second Quarter Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measure: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, and project loss reserves (“Adjusted EBITDA”). A discussion of the company’s use of this non-GAAP financial measure is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "feels", "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s acquisitions, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, including in light of the ongoing COVID-19 pandemic; our ability to source key raw materials in light of the current global supply chain situation; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired assets and companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; adverse effects of the COVID-19 pandemic on our vendors and our employees; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as the COVID-19 pandemic, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact
Douglas Groves
Senior Vice President and Chief Financial Officer
Tel: (949) 270-9643

Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com

ITERIS, INC.
UNAUDITED CONDENSED
BALANCE SHEETS
(in thousands)

	September 30, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$7,991	$23,689
Restricted cash	141	120
Trade accounts receivable, net	26,540	25,628
Unbilled accounts receivable	11,139	10,870
Inventories	12,874	7,980
Prepaid expenses and other current assets	3,597	4,076
Total current assets	62,282	72,363
Property and equipment, net	1,462	1,392
Right-of-use assets	9,415	11,382
Intangible assets, net	10,824	11,780
Goodwill	28,340	28,340
Other assets	1,096	1,120
Noncurrent assets of discontinued operations	—	6
Total assets	$113,419	$126,383
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$14,796	$11,926
Accrued payroll and related expenses	10,550	11,409
Accrued liabilities	5,451	5,623
Deferred revenue	5,381	6,566
Current liabilities of discontinued operations	—	163
Total current liabilities	36,178	35,687
Long-term liabilities	11,762	13,661
Noncurrent liabilities of discontinued operations	—	172
Total liabilities	47,940	49,520
Stockholders’ equity	65,479	76,863
Total liabilities and stockholders’ equity	$113,419	$126,383

ITERIS, INC.
UNAUDITED CONDENSED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021

Product revenues	$20,788	$17,736	$37,169	$35,762
Service revenues	18,471	15,511	35,757	31,570
Total revenues	39,259	33,247	72,926	67,332
Cost of product revenues	20,026	8,983	31,683	18,540
Cost of service revenues	12,682	13,134	24,533	23,569
Cost of revenues	32,708	22,117	56,216	42,109
Gross profit	6,551	11,130	16,710	25,223
Operating expenses:
General and administrative	4,978	6,107	11,405	12,497
Sales and marketing	5,674	4,895	10,872	9,482
Research and development	2,173	1,829	4,309	3,594
Amortization of intangible assets	651	668	1,319	1,336
Restructuring charges	—	—	707	—
Total operating expenses	13,476	13,499	28,612	26,909
Operating loss	(6,925)	(2,369)	(11,902)	(1,686)
Non-operating income (expense):
Other income, net	117	30	94	48
Interest income (expense), net	(300)	1	(332)	4
Loss from continuing operations before income taxes	(7,108)	(2,338)	(12,140)	(1,634)
(Provision) benefit for income taxes	(289)	249	(122)	174
Net loss from continuing operations	(7,397)	(2,089)	(12,262)	(1,460)
Loss from discontinued operations before gain on sale, net of tax	—	(58)	—	(76)
Net loss from discontinued operations, net of tax	—	(58)	—	(76)
Net loss	$(7,397)	$(2,147)	$(12,262)	$(1,536)

Loss per share - basic and diluted:
Loss per share from continuing operations	$(0.17)	$(0.05)	$(0.29)	$(0.03)
Loss per share from discontinued operations	$—	$—	$—	$—
Net loss per share	$(0.17)	$(0.05)	$(0.29)	$(0.03)

Shares used in basic and diluted per share calculations	42,288	42,282	42,334	42,079

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the company has included the following non-GAAP financial measure in this release: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, and project loss reserves (“Adjusted EBITDA”).

When viewed with our financial results prepared in accordance with GAAP and accompanying reconciliations, we believe Adjusted EBITDA provides additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define this measure, explain how it is calculated and provide reconciliations of this measure to the most comparable GAAP measure in the table below. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. This is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as measures of our liquidity. The presentation of this measure should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

We use the Adjusted EBITDA non-GAAP operating performance measure internally as a complementary financial measure to evaluate the performance and trends of our businesses. We present Adjusted EBITDA and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.

Adjusted EBITDA and the related financial ratios have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•They do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•They do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate Adjusted EBITDA differently from us, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our Unaudited Condensed Financial Statements contained in this Press Release. However, in spite of the above limitations, we believe that Adjusted EBITDA and the related financial ratios are useful to an investor in evaluating our results of operations because these measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•Help investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•Are used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.

The following financial items have been added back to or subtracted from our net income when calculating Adjusted EBITDA:
•Interest expense. Iteris excludes interest expense because it does not believe this item is reflective of ongoing business and operating results. This amount may be useful to investors for determining current cash flow. This amount may be useful to investors for determining current cash flow. For the three and six months ended September 30, 2022, interest expense includes amortization of the remaining capitalized deferred financing costs due to the termination of the Credit Agreement

•Income tax. This amount may be useful to investors because it represents the taxes that might be payable for the period and the change in deferred taxes during the period, and therefore could reduce cash flow available for use in our business.
•Depreciation. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.
•Amortization. Iteris incurs amortization of intangible assets in connection with acquisitions. Iteris also incurs amortization related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights.
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity based compensation plans. Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Project loss reserves. These expenses consist primarily of expenses incurred to complete a software development contract that will not be recoverable and largely related to previously incurred and capitalized costs for non-recurring engineering activity. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.

Reconciliations of net loss from continuing operations to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(In Thousands)		(In Thousands)
Net loss from continuing operations	$(7,397)	$(2,089)	$(12,262)	$(1,460)

Income tax expense (benefit)	289	(249)	122	(174)
Depreciation expense	149	194	308	426
Amortization expense	804	815	1,626	1,618
Interest expense	300	—	332	—
Stock-based compensation	696	834	1,544	1,628
Other adjustments:
Restructuring charges	—	—	707	—
Project loss		$2,805	$—	$3,394
Total adjustments	$2,238	$4,399	$4,639	$6,892
Adjusted EBITDA	$(5,159)	$2,310	$(7,623)	$5,432
Percentage of total revenues	(13.1)%	6.9%	(10.5)%	8.1%